As filed with the Securities and Exchange Commission on May 20, 2022

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Canoo Inc.

(Exact name of registrant as specified in its charter)

Delaware	83-1476189
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

19951 Mariner Avenue Torrance, California	90503
(Address of Principal Executive Offices)	(Zip Code)

Canoo Inc. 2020 Equity Incentive Plan

Canoo Inc. 2020 Employee Stock Purchase Plan

(Full title of the plan)

Hector Ruiz

General Counsel and Corporate Secretary
Canoo Inc.

19951 Mariner Avenue

Torrance, California 90503
(Name and address of agent for service)

Tel: (424) 271-2144
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) or the Securities Act. ☐

EXPLANATORY NOTE

Canoo Inc. (the “registrant”) is filing this Registration Statement on Form S-8 with the Securities and Exchange Commission (the “Commission”) to register (i) 11,928,918 additional shares of registrant’s common stock, par value $0.0001 per share (the “Common Stock”), reserved for issuance under the Canoo Inc. 2020 Equity Incentive Plan (the “2020 Plan”), and (ii) 2,385,783 additional shares of Common Stock reserved for issuance under the Canoo Inc. 2020 Employee Stock Purchase Plan (the “2020 ESPP” and together with the 2020 Plan, the “Plans”), in each case as a result of the annual evergreen increase under each Plan. In accordance with General Instruction E of Form S-8, and only with respect to the Common Stock being registered under the Plans, this Registration Statement hereby incorporates by reference the contents of the Registration Statement on Form S-8 (File No. 333-253463), filed by the registrant with the Commission on February 24, 2021.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the registrant with the Commission are hereby incorporated by reference in this registration statement:

(a)	the registrant’s latest Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the Commission on March 1, 2022;

(b)	the registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the Commission on May 10, 2022;

(c)	the registrant’s Current Report on Form 8-K filed with the Commission on May 16, 2022; and

(d)	the description of the Common Stock contained in Exhibit 4.4 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2021, including any amendment or report filed for the purpose of updating such description.

All reports and other documents filed by the registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, other than current reports furnished under Item 2.02 and Item 7.01 of Form 8-K and any exhibits furnished on such form that relate to such items, after the date of this registration statement, and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not constitute a part of this registration statement, except as so modified or superseded.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
5.1*	Opinion of Kirkland & Ellis LLP, counsel to the registrant
23.1*	Consent of Deloitte & Touche LLP, independent registered public accounting firm of Canoo Inc.
23.2*	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (contained on the signature page hereto).
107*	Filing Fee Table.
* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Torrance, State of California, on May 20, 2022.

CANOO INC.

By:	/s/ Tony Aquila
Name:	Tony Aquila
Title:	Chief Executive Officer and Executive Chair of the Board

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Tony Aquila, Ramesh Murthy and Hector Ruiz, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Tony Aquila	Chief Executive Officer and Executive Chair of the Board	May 20, 2022
Tony Aquila	(Principal Executive Officer)

/s/ Ramesh Murthy	Senior Vice President, Chief Accounting Officer and Interim Chief Financial Officer	May 20, 2022
Ramesh Murthy	(Principal Financial Officer and Principal Accounting Officer)

/s/ Foster Chiang	Director	May 20, 2022
Foster Chiang

/s/ Thomas Dattilo	Director	May 20, 2022
Thomas Dattilo

/s/ Greg Ethridge	Director	May 20, 2022
Greg Ethridge

/s/ Arthur Kingsbury	Director	May 20, 2022
Arthur Kingsbury

/s/ Claudia Romo Edelman	Director	May 20, 2022
Claudia Romo Edelman

/s/ Rainer Schmueckle	Director	May 20, 2022
Rainer Schmueckle

/s/ Josette Sheeran	President and Director	May 20, 2022
Josette Sheeran

/s/ Debra von Storch	Director	May 20, 2022
Debra von Storch